This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares or Rights. The Offer is made solely by the Offer to Purchase dated October 19, 1995, and the related Letter of Transmittal, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares or Rights in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by J.P. Morgan Securities Inc. ("J.P. Morgan") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
(INCLUDING THE ASSOCIATED RIGHTS)

OF

CORDIS CORPORATION
at

$100 Net Per Share
by
JNJ ACQUISITION CORP.
A WHOLLY OWNED SUBSIDIARY OF
JOHNSON & JOHNSON

    JNJ Acquisition Corp., a New Jersey corporation (the "Purchaser"), which is a wholly owned subsidiary of Johnson & Johnson, a New Jersey corporation ("J&J"), is offering to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Cordis Corporation, a Florida corporation (the "Company"), including the associated Rights (as defined below), at a price of $100 per Share (and associated Right), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 19, 1995 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). As used herein, the term "Right" refers to any Right accompanying each Share pursuant to the Rights Agreement of the Company. Unless the context otherwise requires, all references herein to Shares shall include the Rights. Unless the Rights have been redeemed by the Board of Directors of the Company, or the Purchaser is satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the subsequent merger (the "Proposed Cash Merger"), shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 2 of the Offer to Purchase. Unless the Distribution Date occurs, a tender of Shares will also constitute a tender of the associated Rights. The purpose of the Offer is to enable J&J, if it is not able to effect the Stock Merger (as described below), to acquire control of, and the entire equity interest in, the Company.

    J&J HAS ADVISED THE COMPANY THAT J&J IS PREPARED TO PAY $105 PER SHARE IN A NEGOTIATED STOCK-FOR-STOCK MERGER IN WHICH ALL OUTSTANDING SHARES WOULD BE EXCHANGED FOR COMMON STOCK OF J&J (THE "STOCK MERGER"). J&J INTENDS TO CONTINUE TO SEEK TO EFFECT THE STOCK MERGER. IF A DEFINITIVE AGREEMENT FOR THE STOCK MERGER IS ENTERED INTO BETWEEN THE COMPANY AND J&J, THE OFFER WOULD BE TERMINATED AND THE PROPOSED STOCK MERGER WOULD BE SUBMITTED TO THE COMPANY'S SHAREHOLDERS FOR THEIR APPROVAL.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 16, 1995, UNLESS THE OFFER IS EXTENDED.

    The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date that number of Shares that would represent a majority of all outstanding Shares on a fully diluted basis on the date of purchase, (2) the Rights having been redeemed by the Board of Directors of the Company or the Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Cash Merger, (3) the acquisition of Shares pursuant to the Proposed Cash Merger having been approved pursuant to Section
607.0901 of the Florida Business Corporation Act ("Section 607.0901") or the Purchaser being satisfied, in its sole discretion, that the provisions of
Section 607.0901 are otherwise inapplicable to the acquisition of Shares pursuant to the Proposed Cash Merger and (4) the acquisition of Shares pursuant to the Offer having been approved pursuant to Section 607.0902 of the Florida Business Corporation Act ("Section 607.0902") or the Purchaser being satisfied, in its sole discretion, that the provisions of Section 607.0902 are otherwise inapplicable to the acquisition of Shares pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares (or timely confirmation of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) as described in Section 2 of the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (c) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

    Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, or, if the Purchaser shall have extended the period of time during which the Offer is open, the latest time and date at which the Offer, as so extended by the Purchaser, shall expire and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 17, 1995. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding.

    The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary.

    The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    A request is being made to the Company for use of its shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager, as set forth below, and copies will be furnished at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

GEORGESON & COMPANY INC.

Wall Street Plaza
New York, New York 10005
Banks and Brokers Call Collect: (212) 440-9800

ALL OTHERS CALL TOLL FREE: (800) 223-2064

The Dealer Manager for the Offer is:

J.P. MORGAN SECURITIES INC.
60 Wall Street
New York, New York 10260
(800) 370-0638

October 20, 1995